UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2015

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
On June 5, 2015, Barnes & Noble, Inc. (the “Company”) entered into Conversion Agreements with five existing beneficial owners (the “Series J Holders”) of its Senior Convertible Redeemable Series J Preferred Stock (“Series J Preferred Stock”), pursuant to which each of the Series J Holders has agreed to convert (the “Conversion”) shares of Series J Preferred Stock it beneficially owns into shares of the Company’s common stock, par value $.001 per share (“Company Common Stock”), and will in addition receive a cash payment from the Company in connection with the Conversion.  The Series J Holders have agreed to convert an aggregate of 103,995 shares of Series J Preferred Stock into 6,117,347 shares of Company Common Stock in the Conversion, and the Company has agreed to make an aggregate cash payment to the Series J Holders of $8,104,846.46 plus cash in lieu of fractional shares in connection with the Conversion, in each case, subject to adjustment under certain circumstances.  The Company expects to issue the shares of Company Common Stock to be issued in the Conversion on or about July 9, 2015.
The number of shares of Company Common Stock to be issued was determined based on a conversion ratio of 58.8235 shares of Company Common Stock per share of Series J Preferred Stock converted, which is the conversion rate in the Certificate of the Designations with respect to the Series J Preferred Stock dated as of August 18, 2011 (the “Certificate of Designations”).
The Company will issue the shares of Company Common Stock in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. The shares of Series J Preferred Stock converted in the Conversion will be retired by the Company.
The Company believes the Conversion and the associated transactions are in the best interest of the Company and its stockholders as they will reduce ongoing Series J Preferred Stock dividend obligations and are a step toward simplifying the Company’s capital structure (and the capital structure of Barnes & Noble Education, Inc. following a separation).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: June 5, 2015	By:	/s/ Bradley A. Feuer
Name: Bradley A. Feuer
Title: Vice President, General Counsel and Corporate Secretary